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                                  EXHIBIT 99.1

              Chiron Corporation 1988 Employee Stock Purchase Plan
                         [As amended February 18, 1994]

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                                                                    EXHIBIT 99.1

                               CHIRON CORPORATION

                        1988 EMPLOYEE STOCK PURCHASE PLAN

                         [AS AMENDED FEBRUARY 18, 1994]

I.  PURPOSE

     The Chiron Corporation 1988 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of Chiron Corporation (the "Corporation") and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Corporation through participation in a plan designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code (the "Code").

II.  DEFINITIONS

     For purposes of administration of the Plan, the following terms shall have the meanings indicated:

     BASE SALARY means (i) the regular basic earnings paid to a Participant by one or more Participating Corporations plus (ii) all contributions made by the Participating Corporations on the Participant's behalf pursuant to the qualified salary deferral arrangement under Code Section 401(k) in effect under the Corporation's Section 401(k) Savings Plan and (iii) any amount which the Participant would have received in cash but for an election under a cafeteria plan (within the meaning of Code Section 125). There shall be excluded from the calculation of Base Salary (I) all overtime payments, bonuses, commissions, profit sharing distributions and other incentive-type payments and (II) all contributions (other than Code Section 125 or 401(k) contributions) made by the Corporation or its corporate affiliates for the Participant's benefit under any employee benefit or welfare plan now or hereafter established. Notwithstanding the foregoing, commissions and bonuses that constitute an integral, recurring part of a Participant's compensation, as determined by the Plan Administrator, will be treated as Base Salary for purposes of this Plan.

     BOARD means the Board of Directors of the Corporation.

     CORPORATION means Chiron Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Chiron Corporation which shall by appropriate action adopt the Plan.

     CORPORATE AFFILIATE means any Corporation which is either the parent corporation or a subsidiary corporation of the Corporation (as determined in accordance with Section 425 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

     EFFECTIVE DATE means April 1, 1988; PROVIDED, however, that any Corporate Affiliate which becomes a Participating Corporation in the Plan after April 1, 1988 shall designate a subsequent Effective Date with respect to its employee-Participants.

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     EMPLOYEE means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the provision of personal services to the Corporation or any other Participating Corporation for earnings considered wages under Section 3121(a) of the Code.

     PARTICIPANT means any Employee of a Participating Corporation who (i) has satisfied the service requirement set forth in Article V and (ii) is actively participating in the Plan.

     PARTICIPATING CORPORATION means the Corporation and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board. The Participating Corporations in the Plan, as of April 1, 1988, are listed in attached Schedule A.

     STOCK means shares of the common stock of the Corporation.

III.  ADMINISTRATION

     The Plan shall be administered by the Board or by a committee (the "Committee") comprised of at least three members appointed from time to time by the Board. The composition of the Committee shall comply with the applicable requirements of Rule 16b-3 of the Securities and Exchange Commission. The Administrator (whether the Board or the Committee) shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan.

IV.  PURCHASE PERIODS

     (a) Stock shall be offered for purchase under the Plan through a series of purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

     (b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Corporation's stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

     (c) The Plan shall be implemented in a series of purchase periods, each to be of such duration (not to exceed twenty- seven (27) months per purchase period) as determined by the Administrator prior to the commencement date of the purchase period.

     (d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised at the end of the period, and may also be exercised at regular intervals during the purchase period (such as quarterly), as determined by the Administrator at the beginning of the purchase period.

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     (e)  The Administrator shall have discretion to limit the number of shares available for each purchase period and the number of shares that may be purchased by an individual employee during each purchase period. If the Administrator does not set a limit on the number of shares that may be purchased by an individual employee during a particular purchase period, the limit shall be 6,000 shares per individual for the purchase period.

V.  ELIGIBILITY AND PARTICIPATION

     (a) Every Employee of a Participating Corporation shall be eligible to participate in the Plan on the first day of the calendar quarter next following the Employee's first day of employment.

     (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Administrator (or its designate) 15 days prior to the commencement of any calendar quarter within the purchase period unless the Administrator determines at the beginning of the purchase period that enrollment will be permitted at other intervals.

     (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be a percentage of the Base Salary paid to the Participant during the period the purchase right remains outstanding, between 3% and 15% (inclusive) of Base Salary, per purchase right. The deduction amount so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, within the ten (10) day period ending immediately prior to the commencement of any calendar quarter for which the purchase right will remain in effect, designate a new amount (not to exceed the 15% maximum) by filing the appropriate form with the Administrator (or its designate). The new amount shall become effective as of the first day of the calendar quarter following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

VI.  STOCK SUBJECT TO PLAN

     (a) The Stock purchasable by Participants under the Plan, shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 1,750,000 shares (subject to adjustment under subparagraph (b) below).

     (b) In the event any change is made to the Stock purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, combination of shares or other change affecting the outstanding Common Stock of the Corporation as a class without receipt of consideration, then unless such change occurs in connection with a Section VII(i) transaction, appropriate adjustments shall be made by the Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

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VII.  PURCHASE RIGHTS

     An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock, at such times as designated by the Administrator at the beginning of the purchase period, upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Administrator may deem advisable.

 (a) PURCHASE PRICE. The purchase price per share shall be determined by the Administrator at the beginning of each purchase period as either a dollar amount or a formula consisting of a fixed percentage of the fair market value of the Stock on the date the purchase right is exercised, or a combination of both, but in no event may the price as so determined result in an amount that is less than the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on each date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value of a share of Stock on any date shall be the highest selling price of such share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the mean of the reported high and low prices of the Stock on such date, as reported on the NASDAQ system. If there are no sales of Stock on such day, then the closing selling price (or, to the extent applicable, the mean of the high and low prices) for the Stock on the next preceding day for which there do exist such quotations shall be determinative of fair market value.

     If the Stock is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or, if the Administrator determines that the value as determined above does not reflect fair market value), then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.

 (b) NUMBER OF PURCHASABLE SHARES. The number of shares purchasable by a Participant upon the exercise of each outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions by the purchase price in effect for the purchase period in which the purchase right is exercised. Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 425(d) of the Internal Revenue Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any of its Corporate Affiliates.

 (c) PAYMENT. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first payday coincident with or immediately following the commencement date of the relevant calendar quarter within the purchase period for which Participant has enrolled and shall terminate with the payday ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Corporation and may be used for general corporate purposes.

 (d)  TERMINATION OF PURCHASE RIGHTS.

     (i) A Participant may, not later than ten (10) days prior to the last day of any calendar

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quarter, terminate one or more of his/her outstanding purchase rights under the
Plan by filing the prescribed notification form with the Administrator (or its designate). The Corporation will then refund the payroll deductions which the Participant made in that calendar quarter with respect to the terminated purchase rights.

     (ii) If a Participant wishes to resume participation in the Plan following a termination pursuant to (i) above, the Participant must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization). The Administrator shall determine at the beginning of each purchase period the time period that must expire, if any, before a Participant may re-enroll in the Plan after a termination of participation.

 (e) TERMINATION OF EMPLOYMENT. If a Participant ceases to remain an Employee while one or more of his/her purchase rights remain outstanding, then such purchase rights shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution shall have the election, exercisable up until the last ten
(10) days prior to the end of the purchase period in which the Participant dies or becomes permanently disabled, to (i) withdraw all the funds in the Participant's payroll account at the time of his/her cessation of Employee status or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status. For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the employ of the Corporation or any other Participating Corporation under the Plan and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment. If the Administrator determines that purchase rights shall be exercised at intervals during the purchase period, for purposes of this subparagraph (e) the term "purchase period" shall mean the periods ending on each such exercise date.

 (f) PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

 (g) RIGHTS AS STOCKHOLDER. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant's behalf. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.


     A Participant shall be entitled to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on the Participant's behalf. Such certificates may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

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 (h)  ASSIGNABILITY.  No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant's lifetime the purchase rights shall be exercisable only by the Participant.

 (i) MERGER OR LIQUIDATION OF CORPORATION. In the event the Corporation or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of a sale, merger or reorganization in which the Corporation will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Corporation is incorporated) or in the event the Corporation is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole shares of Stock, subject, however, to the applicable limitations of
Section VII(b) and VII(f).

VIII.  ACCRUAL LIMITATIONS

     (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Corporation or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

     (b) If by reason of the Section VIII(a) limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded.

IX.  AMENDMENT AND TERMINATION

     (a) The Board may from time to time alter, amend, suspend or discontinue the Plan provided that upon termination of the Plan, all outstanding purchase rights shall be immediately exercised; and provided, further, that no such action of the Board may, without the approval of the stockholders of the Corporation, increase the number of shares issuable under the Plan or the maximum number of shares which any one Participant may purchase under the Plan during a single purchase period (provided, however, the Administrator shall have the authority to effect adjustments pursuant to Section VI(b) and VII(b) without stockholder approval), alter the purchase price formula so as to reduce the purchase price specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. The Administrator may amend or modify outstanding purchase rights, provided however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan unless the holder consents thereto.

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X.  GENERAL PROVISIONS

     (a) The Plan shall become effective on the designated Effective Date, provided that no purchase rights granted under the Plan shall be exercised, and no shares of Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained or such Corporation compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and all sums collected from Participants during the initial purchase period hereunder shall be refunded.

     (b)  The Plan shall terminate upon the EARLIER of (i) March 31, 1998 or
(ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

     (c) All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

     (d) Neither the action of the Corporation in establishing the Plan, nor any action taken under the Plan by the Board or the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Corporation or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

     (e) The provisions of the Plan shall be governed by the laws of the State of California.
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                                                                      SCHEDULE A

                               CHIRON CORPORATION